US$50,000.00 January 26, 2005

PROMISSORY NOTE

For value received, Itec Environmental Group, Inc., a Delaware corporation with its principal place of business at 693 Hi Tech Parkway, Suite 3, Oakdale, CA 95361, ("Itec"), promises to pay to the order of Excipio Group, S.A. ("Excipio"), the principal sum of Fifty Thousand United States Dollars (US$50,000.00), when due in accordance with the terms of this Promissory Note, in immediately available funds, at 13428 Maxella Ave., Suite 718, Marina del Rey, CA 90292, or at such other office within the United States as Excipio may designate.

This Promissory Note shall be subject in all respects to the following terms and conditions:

1. Term. Unless earlier due in accordance with the terms hereof, all amounts owing under this Promissory Note shall be due and payable in full on July 26, 2005 (the "Maturity Date").

2. Interest. Interest shall accrue at the rate of 10% per annum on the outstanding principal amount of this Promissory Note. The accrued interest shall be due and payable, in full, on the Maturity Date.

3. Prepayment. Itec may prepay this Promissory Note, in whole or in part, from time-to-time, without penalty.

4. Notices. All notices and communications required or permitted under this Promissory Note must be in writing and delivered by hand, fax, courier or first class mail.

5. Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Promissory Note, the prevailing party shall be entitled to reasonable attorney's fees and costs, in addition to any other relief to which such party may be entitled.

6. Absolute Obligation. No provision of this Promissory Note shall alter or impair the obligation of Itec, which obligation is absolute and unconditional, to pay the amount of this Promissory Note at the time, place and in the manner herein described.

7. Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California, USA, excluding its conflict of laws provisions. Any action against the undersigned concerning this Promissory Note and the indebtedness evidenced hereby may be brought in any court of competent jurisdiction. Itec hereby acknowledges the jurisdiction of any such courts and waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action.

ITEC UNDERSTANDS THAT THIS IS A FULL RECOURSE PROMISSORY NOTE AND THAT THE HOLDER OF THIS PROMISSORY NOTE MAY, AT HIS OPTION, PROCEED AGAINST ASSETS OF ITEC IN THE EVENT OF A DEFAULT. ITEC HEREBY WAIVES PRESENTMENT OR DEMAND FOR PAYMENT, DISHONOR OR OTHER FORMALITY. THIS PROMISSORY NOTE IS DUE AND PAYABLE WITHOUT SET-OFF OR DEDUCTION OF ANY KIND.

This Promissory Note constitutes the entire agreement with respect to this subject matter, supersedes all previous discussions and agreements, and is signed and delivered as of January 26, 2005.

ITEC:

ITEC ENVIRONMENTAL GROUP, INC.

By: Gary De Laurentiis
Its: President & Chief Executive Officer

Agreed and Accepted:

EXCIPIO:

EXCIPIO GROUP, S.A.

By:
Its:

maintenance of such action.

ITEC UNDERSTANDS THAT THIS IS A FULL RECOURSE PROMISSORY NOTE AND THAT THE HOLDER OF THIS PROMISSORY NOTE MAY, AT HIS OPTION, PROCEED AGAINST ASSETS OF ITEC IN THE EVENT OF A DEFAULT. ITEC HEREBY WAIVES PRESENTMENT OR DEMAND FOR PAYMENT, DISHONOR OR OTHER FORMALITY. THIS PROMISSORY NOTE IS DUE AND PAYABLE WITHOUT SET-OFF OR DEDUCTION OF ANY KIND.

This Promissory Note constitutes the entire agreement with respect to this subject matter, supersedes all previous discussions and agreements, and is signed and delivered as of January 26, 2005.

ITEC:

ITEC ENVIRONMENTAL GROUP, INC.

By: Gary De Laurentiis

Its: President & Chief Executive Officer

Agreed and Accepted:

EXCIPIO:

By: Jan 27 '05

Its: officer